Exhibit 99.1

Techwell Reports Second Quarter 2008 Financial Results

SAN JOSE, Calif.--(BUSINESS WIRE)--Techwell, Inc., (NASDAQ: TWLL), a leading provider of mixed signal integrated circuits for multiple video applications in the security surveillance, automotive and consumer markets, today announced financial results for the second quarter ended June 30, 2008.

Second Quarter 2008 Highlights:

  Reported net revenue of $17.0 million, an increase of 15 percent year-over-year and 9 percent sequentially
  Attained gross margin of 62 percent
  Achieved GAAP net income per diluted share of $0.08

Second Quarter 2008 Results:

Total revenue for the second quarter of 2008 was $17.0 million as compared to revenue of $15.6 million in the preceding quarter and $14.7 million in the second quarter of 2007. Total revenue was within the Company’s previously stated guidance range of $16.5 million to $17.5 million and comprised of $12.9 million in security surveillance, $2.0 million in LCD display, $2.1 million in video decoders and $44,000 of other revenue.

“We are pleased with the results of the second quarter, which were highlighted by a notable increase in total revenue and continued strong gross margins,” stated Hiro Kozato, President and Chief Executive Officer of Techwell. “Our security surveillance business grew significantly year-over-year as this market continues to expand while our emerging LCD display business grew despite a very challenging automotive end market.”

Mr. Kozato continued, “Looking forward, our security surveillance and LCD display businesses are expected to remain strong. We have seen demand for our security surveillance products exceed our expectations for the first half of the year and expect demand from China and Taiwan customers in particular to continue to grow rapidly. Although we believe there will continue to be macroeconomic pressures impacting the automotive market, we expect our design win momentum within rear seat entertainment, in-car navigation, and rear view mirror applications will enable us to continue to grow quarterly revenues in this segment.”

Gross margin for the second quarter was 62 percent as compared to 61 percent in the previous quarter and 59 percent reported in the same period a year ago. Operating expenses for the second quarter totaled $8.0 million, or 47 percent of total revenue. This compares to operating expenses of $7.2 million, or 46 percent of revenue, in the preceding quarter and $5.7 million, or 39 percent of revenue, in the same period one year ago.

Net income for the second quarter of 2008 was $1.8 million, or $0.08 per diluted share. This compares to net income in the first quarter of 2008 of $1.9 million, or $0.09 per diluted share, and net income of $2.6 million, or $0.12 per diluted share, in the second quarter of 2007. The effective tax rate for the second quarter of 2008 was 40 percent, compared to an effective tax rate of 39 percent in the prior quarter and 30 percent in the second quarter of 2007.

Net income includes pre-tax stock-based compensation expenses of approximately $1.9 million, equating to a $0.09 per diluted share charge. Net income for the first quarter of 2008 included pre-tax stock-based compensation expenses of approximately $1.7 million, equating to a $0.08 per diluted share charge. Net income for the second quarter of 2007 included pre-tax stock-based compensation expenses of approximately $1.2 million, equating to a $0.05 per diluted share charge. Shares used to compute GAAP net income per diluted share for the second quarter of 2008 totaled 22.1 million shares.

Cash and cash equivalents, short and long term investments increased by $2.6 million in the quarter, resulting in a balance of approximately $73.8 million as of June 30, 2008, compared to approximately $68.4 million as of December 31, 2007 and $60.9 million as of June 30, 2007.

Business Outlook

Techwell expects revenue for the third quarter of 2008 to range between $18 million and $19 million. Additional financial details regarding the Company’s business outlook will be provided during its conference call at 2:15 P.M. Pacific Time (PT) today, Wednesday, July 30, 2008.

Second Quarter 2008 Conference Call and Webcast Information

Techwell, Inc. will host a conference call with the financial community today, July 30, 2008, at 2:15 P.M. Pacific Time (PT), 5:15 P.M. Eastern Time (ET). The conference call will be broadcast live on the Company’s Investor Relations website at http://www.techwellinc.com. Those parties interested in participating via telephone should dial 1-888-679-8034 with the conference ID number 42790136. International participants should dial 1-617-213-4847 and provide the same pass code at the prompt. A telephonic replay of the call will be available approximately two hours after the end of the call and will be available until midnight ET on Tuesday, August 5, 2008. The replay number is 1-888-286-8010 with a pass code of 80904858. International callers should dial 1-617-801-6888 and enter the same pass code at the prompt. An archived version of the webcast will also be available on the Company’s website.

Forward-Looking Statements

This press release and related conference call contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may be identified by terminology such as may, will, could, should, anticipate and expect and the negative of these terms or other similar expressions. These are statements that relate to future events and include, but are not limited to Techwell’s leadership position and growth prospects in the security surveillance and LCD display markets, increased demand for its products and statements related to anticipated revenue for the third quarter of 2008. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in these forward-looking statements. These risks and uncertainties include but are not limited to: a determination, upon completion of further quarterly closing and review procedures, that the financial results for the second quarter of 2008 are different than the results set forth in this press release, Techwell’s dependence on increased demand for digital video applications for the security surveillance, automotive and consumer markets, the potential decline in average selling prices for Techwell’s products, competition, dependence on key and highly skilled personnel, the ability to develop new products, as well as other risks detailed from time to time in its SEC filings, including those described in Techwell’s Quarterly Report on Form 10-Q filed on May 8, 2008 with the Securities and Exchange Commission. Statements included in this release are based upon information known to Techwell as of the date of this release, and Techwell assumes no obligation to update information contained in this press release.

About Techwell

Techwell is a fabless semiconductor company that designs, markets and sells mixed signal integrated circuits for multiple video applications in the security surveillance, automotive and consumer electronics markets. Techwell designs application specific products that enable the conversion of analog video signals to digital form and perform advanced digital video processing to facilitate the display, storage and transport of video content. Headquartered in San Jose, CA, Techwell currently has over 150 employees in the U.S., China, Japan, South Korea and Taiwan. Please visit www.techwellinc.com for more information.

Techwell, Inc. and the Techwell, Inc. logo are trademarks of Techwell, Inc. All other trademarks are the property of their respective owners.

TECHWELL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Revenues	$17,006	$14,743	$32,613	$28,260

Cost of Revenues	6,503	5,989	12,564	11,780

Gross Profit	10,503	8,754	20,049	16,480

Operating Expenses
Research and development	4,208	2,870	7,757	5,085
Selling, general and administrative	3,765	2,874	7,457	5,632
Total operating expenses	7,973	5,744	15,214	10,717

Income from operations	2,530	3,010	4,835	5,763
Interest income	540	737	1,295	1,416

Income before income taxes	3,070	3,747	6,130	7,179
Provision for income taxes	(1,228)	(1,106)	(2,417)	(2,074)

Net income	$1,842	$2,641	$3,713	$5,105

Net income per share
Basic	$0.09	$0.13	$0.18	$0.25
Diluted	$0.08	$0.12	$0.17	$0.23

Weighted average shares used in computing net income per share:
Basic	21,065	20,765	20,995	20,701
Diluted	22,099	21,826	21,956	21,810

Stock-based compensation expense:
Cost of revenues	131	71	244	116
Research and development	859	517	1,552	835
Selling, general and administrative	918	591	1,789	977
	1,908	1,179	3,585	1,928

TECHWELL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2008	2007
Assets
Current Assets:
Cash and cash equivalents	$39,225	$27,177
Short-term investments	18,682	33,384
Accounts receivable	2,527	2,095
Inventory	5,253	4,753
Deferred income tax assets	1,589	2,016
Prepaid expenses and other current assets	1,497	1,456
Total Current Assets	68,773	70,881

Property and equipment - net	1,315	1,471
Long-term investments	15,853	7,839
Deferred income tax assets	3,829	3,419
Other assets	162	127
Total Assets	$89,932	$83,737

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$2,472	$2,973
Accrued expenses and other liabilities	2,442	2,534
Total Current Liabilities	4,914	5,507

Deferred rent	143	165
Total Liabilities	5,057	5,672

Stockholders' Equity:
Common stock	21	21
Additional paid-in capital	76,875	73,454
Deferred stock-based compensation	(67)	(160)
Accumulated comprehensive gain/(loss)	(373)	44
Retained earnings	8,419	4,706
Total Stockholders’ Equity	84,875	78,065

Total Liabilities and Stockholders’ Equity	$89,932	$83,737

CONTACT:
Techwell, Inc.
Mark Voll, 408-435-3888
Chief Financial Officer
investor@techwellinc.com
or
Investor Contact:
Shelton Group, Investor Relations
Beverly Twing, 972-239-5119 ext. 126
btwing@sheltongroup.com
or
Media Contact:
Morphoses
Public Relations & Marketing Firm
Sabrina Joseph, 408-726-1577
techwellpr@morphoses.com